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                                                                    EXHIBIT 4(E)

    To subscribe to Units, you must complete, sign, date and deliver one copy of this Subscription Agreement and the enclosures set forth below to the District Controller for the district in which you are employed.

                    SUBSCRIPTION AGREEMENT -- CASH PURCHASE

UNITED PARCEL SERVICE OF AMERICA, INC.
400 PERIMETER CENTER - TERRACES NORTH
ATLANTA, GA 30346

Gentlemen:

    1. Purchase of Shares. I hereby subscribe to (not less than 20 nor more than 5,000 units) _____ Units, each consisting of 1 share of United Parcel Service of America, Inc. ("UPS") Common Stock and 1/4 share of Overseas Partners, Ltd. ("Overseas") Capital Stock plus, if such number of units is not evenly divisible by four, such additional fractional shares of Overseas Capital Stock ("Additional Overseas Shares") necessary to increase the number of Overseas shares included in such units to the next greater whole number.

    I enclose a bank cashier's or personal check or money order payable to the order of "United Parcel Service of America, Inc." in the amount of $_________ which equals (a) the product of the number of units subscribed to hereby multiplied by the sum of (i) the Current Price of a UPS share (as determined from the most recent UPS Shareowners Letter) and (ii) one-fourth of the Current Price of an Overseas share (i.e. one-fourth of the Book Value of an Overseas Share as determined from Overseas' most recently published Annual Report to Shareowners) plus (b) the number of such Additional Overseas Shares multiplied by the Current Price of an Overseas Share.

    2. Authorizations and Delivery Instructions. I hereby authorize UPS, as my agent, to do the following:

        (a) to deliver the UPS shares to which I have subscribed (the "UPS Shares") to First Fidelity Bank, N.A. ("Fidelity"), as Trustee of the UPS Managers Stock Trust (the "Stock Trust") to enable the Trustee to hold the UPS Shares in accordance with the Stock Trust; and

          (b) to deliver the Overseas shares to which I have subscribed (the "Overseas Shares") to Fidelity, as Custodian, to be held for my benefit as more fully described in the Prospectus.

    3. Agreement Concerning UPS's Right to Repurchase Overseas Shares. I hereby grant to UPS the right to repurchase the Overseas Shares (and any shares of Overseas Capital Stock issued as dividends on or in stock splits or reclassifications of the Overseas Shares, and any other securities or property delivered as distributions of the Overseas Shares all of which are referred to collectively as the "Resulting Securities") following my retirement, death or other termination of employment with UPS or any of its subsidiaries. If I beneficially own less than 500 shares of Overseas Capital Stock at the time of my retirement, death or other termination of employment with UPS or any of its subsidiaries, then UPS may exercise this right to repurchase all or a portion of the Overseas Shares and any Resulting Securities at any time within a period of three years following termination. If I beneficially own 500 or more shares of Overseas Capital Stock at the time of my retirement, death or other termination of employment, then for a period of thirteen years from such termination UPS may exercise its right to repurchase a cumulative annual maximum of ten percent of the Overseas Shares and any Resulting Securities. The purchase price per share to be paid by UPS upon the exercise of the foregoing right to purchase shall be that provided in Bye-Law Number 40(13) of the Bye-Laws of Overseas. The rights conferred hereunder shall be in addition to and not in limitation of UPS's rights to repurchase shares of Overseas Capital Stock contained in the Bye-Laws of Overseas. I understand that the foregoing rights of UPS are more fully described in the Prospectus and I am familiar with such description therein.

    I agree that any transferee of the Overseas Shares and any Resulting Securities including, without limitation to purchasers, donees, heirs, legatees and personal representatives and any subsequent transferee of those Shares, will acquire and hold such Shares and Resulting Securities subject to the rights of UPS described in the foregoing paragraph. In addition to any other legend required by Overseas' Bye-Laws, UPS and Overseas shall have the right to place a legend on certificates representing the Overseas Shares and any Resulting Securities which describes UPS's right of repurchase under this Subscription Agreement.

    4. Further Provisions.  I further acknowledge and agree that:
        (a) My subscription is not subject to transfer or assignment by me;
        (b) UPS has the right, at its sole discretion, to accept or reject my subscription;
        (c) My subscription will become binding upon UPS only upon acceptance by UPS;
        (d) My rights with respect to refund of the payment I have made and to interest, if any, on funds held by UPS pending delivery of shares, withdrawal or rejection of my subscription are as set forth in the Prospectus;
        (e) The units, including Additional Overseas Shares, to which I have subscribed will be sold to me at the Current Prices in effect at the time my subscription is accepted by UPS, which may be greater or less than the Current Prices in effect at the date of this Agreement, and my rights with respect to a change in the Price of units, including Additional Overseas Shares, are as set forth in the Prospectus;
        (f) Upon acceptance by UPS, this Subscription Agreement shall be binding upon and inure to the benefit of my heirs, executors, administrators, and personal representatives;
        (g) I have read the Prospectus and I am familiar with its terms; and

        (h) If I have not yet executed and delivered to UPS a UPS Managers Stock Trust Deposit Agreement ("Deposit Agreement") in connection with an award distributed in 1987 or thereafter under the UPS Managers Incentive Plan, I enclose herewith a properly executed Deposit Agreement with respect to the UPS shares included in the units to which I have subscribed and authorize UPS to deliver such Agreement to the Trustee of the Stock Trust.

NOTE: All items below except the signature of the eligible employee and witness must be printed or typed.

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
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                      Social Security No.                                        Full name of eligible employee

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        Account Number                  Work Phone Number                       Home address of eligible employee

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             Date                           Location                                City, State and Zip Code

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     Witness (an officer, District Manager, or Equivalent)                       Signature of eligible employee
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